EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-84726, 33-84728, 333-25981, and 333-114019 on Form S-8 of our report dated March 28, 2006, appearing in this Annual Report on Form 10-K of Gaming Partners International Corporation (formerly known as Paul-Son Gaming Corporation) and Subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
May 14, 2007